                                  United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of Earliest Event Reported): November 5, 2001

                      FISHER SCIENTIFIC INTERNATIONAL INC.
             (Exact name of registrant as specified in its charter)

                                    Delaware
                 (State or other jurisdiction of incorporation)


               1-10920                                    02-0451017
        (Commission File No.)                 (IRS Employer Identification No.)

One Liberty Lane, Hampton, New Hampshire                    03842
(Address of principal executive offices)                  (Zip Code)

       Registrant's telephone number, including area code: (603) 926-5911

                                 Not Applicable
          (Former name or former address, if changed since last report)

                      Fisher Scientific International Inc.
                                   Form 8-K/A
                                      INDEX


                                                                        Page No.
Item 2  Acquisition or Disposition of Assets                               1

Item 7  Financial Statements and Exhibits

           (a) Financial Statements of Acquired Business                   1

           (b) Pro Forma Financial Information

               Unaudited Pro Forma Combined Statement of Operations-
                  For the nine months ended September 30, 2001             3
                  For the year ended December 31, 2000                     4

               Unaudited Pro Forma Combined Balance Sheet -
                  September 30, 2001                                       5

               Notes to Unaudited Pro Forma Financial Information          6

           (c) Exhibits                                                    9

         On November 13, 2001, Fisher Scientific International Inc. (the "Company" or "Fisher") filed a report on Form 8-K with the Securities and Exchange Commission reporting the acquisition described in Item 2 (the "Original Form 8-K"). This current report on Form 8-K/A amends the Original Form 8-K to include the financial statements and exhibits required by Item 7.

Item 2.  Acquisition or Disposition of Assets.

         On November 5, 2001, Fisher through its wholly-owned indirect subsidiary Fisher Clinical Services Inc., acquired 100% of the share capital of Cole-Parmer Instrument Company (an Illinois corporation), Labcor Technical Sales, Inc. (an Ontario corporation) and Specialty Motors, Inc. (a California corporation) (collectively "Cole-Parmer") in a cash transaction for a total purchase price of approximately $208.5 million, net of cash acquired.

         Headquartered in Vernon Hills, Illinois, Cole-Parmer is a leading worldwide distributor of specialty technical instruments, appliances, equipment and supplies, to industrial, bioscience, academic and governmental customers, with fiscal 2001 revenues of approximately $176 million. Additionally, Cole-Parmer manufactures and distributes peristaltic pumps and related fluid management instrumentation.

         The sellers were Jerome J. Cole, John C. Parmer and members of their families. The transaction was effected through a stock purchase agreement providing for the purchase price to be paid in cash at the closing. The final purchase price was determined by subtracting from the base purchase price the amount of net debt at the closing. Fisher financed the purchase with available cash and through the sale of accounts receivable under the Company's existing accounts receivable securitization facility. The acquisition qualified for a joint election tax benefit under section 338(h) (10) of the Internal Revenue Code, providing $30 million in tax benefits on a present-value basis. As a result, the purchase price for this transaction was effectively reduced to approximately $178.5 million.

         Fisher believes that, net of integration costs and other acquisition related expenses, the acquisition will have no impact on Fisher's 2001 earnings and be three cents accretive to its earnings per share in 2002.

Item 7.  Financial Statements and Exhibits.

         (a) Financial Statements of Acquired Business

             The combined financial statements of Cole-Parmer Instrument Company and Affiliates are attached hereto as listed in the index on page F-1 herein.

         (b) Pro Forma Financial Information

         The unaudited pro forma financial information presented includes the reported results for Fisher as reported in the Company's Form 10-K or 10-Q, as applicable, for the periods presented. The unaudited pro forma financial information also includes the combined financial results for Cole-Parmer and Vista Properties, L.P., a special purpose entity not acquired by Fisher in the transaction ("Vista" and together with Cole-Parmer, the "C-P Entities"), for the periods presented.

         On November 5, 2001, the Company acquired Cole-Parmer in a cash transaction for a total purchase price of approximately $208.5 million, net of cash acquired. The Company financed the acquisition using cash available from the Company's public offering in May 2001 and from the sale of accounts receivable through the Company's receivables securitization facility.

         The unaudited pro forma combined balance sheet as of September 30, 2001 set forth below gives effect to the acquisition of Cole-Parmer by Fisher of 100% of the share capital pursuant to the Purchase Agreement dated September 4, 2001, as if such transaction had occurred on September 30, 2001. The acquisition was accounted for in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141"). Estimates of acquisition liabilities relating to the integration of Cole-Parmer with Fisher's operations have not been reflected in the unaudited pro forma combined balance sheet.

         The unaudited pro forma combined statements of operations for the nine months ended September 30, 2001 and for the year ended December 31, 2000, set forth below give effect to the acquisition, as if the transaction had occurred as of January 1, 2000. Potential cost savings from combining the operations have not been reflected in the unaudited pro forma combined statements of operations as there can be no assurance that any such cost savings will occur. Additionally, anticipated costs to integrate the operations and charges due to estimated fair value increase to inventory have not been reflected in the unaudited pro forma combined statements of operations.

         The unaudited pro forma adjustments are based upon available information and upon certain assumptions that the Company believes are reasonable. All information and financial data concerning Cole-Parmer included in the unaudited pro forma financial information has been provided to Fisher by Cole-Parmer. The unaudited pro forma financial information is provided for informational purposes only and does not purport to be indicative of Fisher's results of operations that would actually have been achieved had the acquisition been completed as of or for the periods presented, or that may be obtained in the future. The pro forma financial information should be read in conjunction with the audited and unaudited historical financial statements of Fisher and related notes thereto previously reported on Form 10-K and Form 10-Q, and of the C-P Entities and related notes thereto included herein.

                      FISHER SCIENTIFIC INTERNATIONAL INC.
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 2001
                      (IN MILLIONS, EXCEPT PER SHARE DATA)



                                                   Historical    Historical     Pro Forma      Pro Forma
                                                     Fisher    C-P Entities    Adjustments     Combined
                                                   ----------  ------------    -----------     ---------
Sales                                              $ 2,125.3      $ 134.6       $   (3.7)(a)   $ 2,256.2

Cost of sales                                        1,585.6         76.3           (3.7)(a)     1,658.2

Selling, general and administrative expense            400.0         45.2            2.4 (b)       447.6

Restructuring and other charges                         51.6           --             --            51.6
                                                   ---------      -------       --------       ---------

Income from operations                                  88.1         13.1           (2.4)           98.8

Interest expense                                        74.9          0.5            1.3 (c)        76.7

Other (income) expense, net                              1.6         (0.2)           5.5 (c)         6.9
                                                   ---------      -------       --------       ---------

Income before income taxes                              11.6         12.8           (9.2)           15.2

Income tax provision                                     6.2          0.7            0.2 (d)         7.1
                                                   ---------      -------       --------       ---------

Net income                                         $     5.4      $  12.1       $   (9.4)      $     8.1
                                                   =========      =======       ========       =========

Net income per common share:

              Basic                                $    0.11                                   $    0.17
                                                   =========                                   =========
              Diluted                              $    0.10                                   $    0.16
                                                   =========                                   =========

Weighted average common shares outstanding:

              Basic                                     47.8                                        47.8
                                                   =========                                   =========
              Diluted                                   51.6                                        51.6
                                                   =========                                   =========

      See accompanying notes to unaudited pro forma financial information.

                      FISHER SCIENTIFIC INTERNATIONAL INC.
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2000
                      (IN MILLIONS, EXCEPT PER SHARE DATA)



                                                  Historical     Historical     Pro Forma       Pro Forma
                                                    Fisher      C-P Entities    Adjustments       Combined
                                                  ----------    ------------    -----------      ---------
Sales                                             $  2,622.3     $   176.1       $   (4.4)(a)   $ 2,794.0

Cost of sales                                        1,974.0          99.9           (4.4)(a)     2,069.5

Selling, general and administrative expense            494.0          55.6            3.1 (b)       552.7

Restructuring and other charges (credits)               (2.0)           --             --            (2.0)
                                                  ----------     ---------       --------       ---------

Income from operations                                 156.3          20.6           (3.1)          173.8

Interest expense                                        99.1           0.1            3.2 (c)       102.4

Other (income) expense, net                             19.4          (0.1)           9.5 (c)        28.8
                                                  ----------     ---------       --------       ---------

Income before income taxes                              37.8          20.6          (15.8)           42.6

Income tax provision                                    15.1           0.8            0.3 (d)        16.2
                                                  ----------     ---------       --------       ---------

Net income                                        $     22.7     $    19.8       $  (16.1)      $    26.4
                                                  ==========     =========       ========       =========

Net income per common share:

              Basic                               $    0.57                                     $    0.66
                                                  =========                                     =========
              Diluted                             $    0.51                                     $    0.59
                                                  =========                                     =========

Weighted average common shares outstanding:

              Basic                                    40.1                                          40.1
                                                  =========                                     =========
              Diluted                                  44.4                                          44.4
                                                  =========                                     =========


      See accompanying notes to unaudited pro forma financial information.

                      FISHER SCIENTIFIC INTERNATIONAL INC.
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               SEPTEMBER 30, 2001
                                  (IN MILLIONS)


                                                              Historical   Historical     Pro Forma       Pro Forma
                                                                Fisher    C-P Entities   Adjustments       Combined
                                                              ----------  ------------   -----------       ---------
ASSETS

Current assets:
      Cash and cash equivalents                                $  229.8     $   5.6      $ (161.9)(f)     $    73.5
      Receivables, net                                            344.0        21.5         (50.5)(e,f)       315.0
      Inventories                                                 248.2        19.9          13.3 (h)         281.4
      Other current assets                                         77.0         7.8            --              84.8
                                                               --------     -------      --------         ---------
           Total current assets                                   899.0        54.8        (199.1)            754.7

Property, plant and equipment                                     305.8        22.1          (7.1)(g,h)       320.8
Goodwill                                                          406.7         9.7          70.2 (h)         486.6
Other assets                                                      167.5         8.9          61.1 (g,h)       237.5
                                                               --------     -------      --------         ---------
           Total assets                                        $1,779.0     $  95.5      $  (74.9)        $ 1,799.6
                                                               ========     =======      ========         =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
      Short-term debt                                          $   71.1     $   1.2      $   (0.8)(g)     $    71.5
      Accounts payable                                            328.0         9.9          (0.5)(e)         337.4
      Accrued and other current liabilities                       174.2         4.3           5.6 (f)         184.1
                                                               --------     -------      --------         ---------
           Total current liabilities                              573.3        15.4           4.3             593.0

Long-term debt                                                    974.9        11.1         (11.1)(g)         974.9
Other liabilities                                                 218.7         0.9            --             219.6
                                                               --------     -------      --------         ---------
           Total liabilities                                    1,766.9        27.4          (6.8)          1,787.5
                                                               --------     -------      --------         ---------

Commitments and contingencies

Stockholders' equity:
      Common stock                                                  0.5         0.7          (0.7)(h)           0.5
      Capital in excess of par value                              656.3         1.5          (1.5)(h)         656.3
      Retained earnings (accumulated deficit)                    (566.5)       83.4         (83.4)(h)        (566.5)
      Accumulated other comprehensive loss                        (77.2)         --            --             (77.2)
      Treasury Stock, at cost                                      (1.0)      (17.5)         17.5(h)           (1.0)
                                                               --------     -------      --------         ---------
           Total stockholders' equity                              12.1        68.1         (68.1)             12.1
                                                               --------     -------      --------         ---------
           Total liabilities and stockholders' equity          $1,779.0     $  95.5      $  (74.9)        $ 1,799.6
                                                               ========     =======      ========         =========

      See accompanying notes to unaudited pro forma financial information.

                      FISHER SCIENTIFIC INTERNATIONAL INC.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION


Note 1 - Basis of Presentation

         The unaudited pro forma financial information presented includes the reported results for Fisher as reported in the Company's Form 10-K or Form 10-Q, as applicable, for the periods presented. The unaudited pro forma financial information also includes the combined financial results for C-P Entities, for the periods presented.

         On November 5, 2001, the Company, through a wholly-owned indirect subsidiary, acquired Cole-Parmer in a cash transaction for a total purchase price of approximately $208.5 million, net of cash acquired. The Company financed the acquisition using cash available from the Company's public offering in May 2001 and from the sale of accounts receivable through the Company's receivables securitization facility. The unaudited pro forma combined statement of operations for the nine months ended September 30, 2001 give effect of the transaction as if it had occurred on January 1, 2000. The historical statement of operations for Fisher is as filed in the Company's Form 10-Q for the quarter then ended. The historical statement of operations for the C-P Entities include the unaudited results for the nine months then ended. The C-P Entities results ended September 30, 2001 included the C-P Entities results for the three months ended March 31, 2001 of its fiscal year then ended and the six months ended September 30, 2001 included herein as listed in the index on page F-1. The unaudited pro forma combined statement of operations for the year ended December 31, 2000 give effect of the transaction as if it had occurred on January 1, 2000. The historical statement of operations for Fisher is for the Company's calendar year ended December 31, 2000 as filed in the Company's Form 10-K. The historical statement of operations for the C-P Entities is for the C-P Entities's audited fiscal year ended March 31, 2001 filed herein. The unaudited pro forma combined balance sheet gives effect of the transaction as if it had occurred on September 30, 2001.

         The unaudited pro forma financial information presented includes certain pro forma adjustments as discussed in Note 2 - Unaudited Pro Forma Adjustments. The unaudited pro forma financial information does not purport to be indicative of the Company's results of operations or financial position that would actually have been achieved had the transaction been completed for the periods presented, or that may be obtained in the future. The unaudited pro forma financial information should be read in conjunction with the audited and unaudited historical financial statements of Fisher and the C-P Entities referred to above.

Note 2 - Unaudited Pro Forma Adjustments

(a) Represents the elimination of sales and cost of sales for transactions between Fisher and Cole-Parmer for the periods presented.

(b) Included in the $2.4 million and $3.1 million of pro forma adjustments to selling, general and administrative expense for the nine months ended September 30, 2001 and for the year ended December 31, 2000, respectively, are the following:

                  An adjustment to eliminate depreciation expense of Vista of $0.2 million and $0.3 million for the nine months ended September 30, 2001 and for the year ended December 31, 2000, respectively.

                  An adjustment to record approximately $1.3 million and $1.7 million of rent expense for lease payments to Vista for the nine months ended September 30, 2001 and for the year ended December 31, 2000, respectively. As part of the Sales Agreement, Fisher entered into a lease agreement with Vista for the facility located in Vernon Hills, Illinois.

                  An adjustment to amortize identifiable intangible assets with finite useful lives and depreciate fair value adjustments to fixed assets over periods ranging from 3 - 24 years for intangible assets and 1 to 15 years for fixed assets. The depreciation and amortization expense adjustment was $1.3 million and $1.7 million for the nine months ended September 30, 2001 and for the year ended December 31, 2000, respectively. Goodwill and intangible assets related to this transaction have been accounted for in accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142 provides for the nonamortization of goodwill and other indefinite lived intangible assets. Accordingly, the unaudited pro forma adjustments do not include amortization of goodwill and indefinite lived intangible assets.

(c) Represents an adjustment for the financing of the purchase price of $208.5 million funded through the sale of $50.0 million in receivables under the Company's receivable securitization facility and existing cash on hand. The loss on the sale of receivables, which is included in interest expense, was calculated based on an implied rate of 4.4% and 6.3% for the nine months ended September 30, 2001 and for the year ended December 31, 2000, respectively. The foregone interest income was calculated based on a 4.6% and 6.0% interest rate for the nine months ended September 30, 2001 and for the year ended December 31, 2000, respectively.

(d) Represents an adjustment for the tax effect on the Cole-Parmer historical financial results and related unaudited pro forma adjustments at the combined U.S. federal and state statutory tax rate of 37%. The tax effect of the remaining unaudited pro forma adjustments has been calculated using Fisher's effective tax rate of 40%. Since Cole-Parmer was organized as a Subchapter S Corporation, the Company's historical statements make no provisions for federal income taxes and for certain state income taxes where a Subchapter S election has been made.

(e) Represents an adjustment to eliminate accounts receivables and accounts payable between Fisher and Cole-Parmer at September 30, 2001.

(f) Represents an adjustment to reflect the funding of the purchase price as Fisher used available cash of $161.8 million from the Company's public offering in May 2001 and $50.0 million from the sale of accounts receivable through the Company's receivables securitization facility. The unaudited pro forma adjustment also reflects $0.1 million of cash for Vista, which was not acquired as part of the transaction. The pro forma combined balance sheet also reflects $5.6 million of accrued transaction costs.

(g) Represents an adjustment to eliminate assets and liabilities not acquired by Fisher, including $4.8 million cash surrender value for certain executive life insurance policies, certain debt obligations and Vista that held net property of $14.4 million and debt obligations of $11.4 million.

(h) Represents an adjustment to allocate excess purchase price over the book value of the net assets acquired of $156.7 million, including fair value adjustments for inventory, property, plant and equipment intangible assets and goodwill. The allocation of purchase price has been made based upon management estimates and third party valuations that have not been finalized. Accordingly, the allocation of purchase price is preliminary.

Note 3 - Unaudited Pro Forma Earnings Per Share

         Unaudited pro forma earnings per share is computed in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). Unaudited pro forma basic net income per share is computed by dividing pro forma net income by Fisher's historical weighted average number of shares of common stock outstanding during the period. Unaudited pro forma diluted net income per share is computed by dividing pro forma net income by Fisher's historical weighted average number of shares of common stock outstanding during the period, including potential common shares from conversion of stock options and warrants using the treasury stock method, if dilutive.

         The following table sets forth unaudited pro forma basic and diluted net income per share computational data for the periods presented (in millions, except per share amounts):


                                               Nine Months          Year
                                                 Ended              Ended
                                              September 30,      December 31,
                                                  2001              2000
                                              -------------      ------------
Unaudited pro forma net income............     $      8.1         $   26.4
                                               ==========         ========
Weighted average shares of common
  stock outstanding used in the
  computation of basic earnings per
  share...................................           47.8             40.1

Common stock equivalents(a)...............            3.8              4.3
                                                ---------         --------
Shares used in the computation of diluted
  earnings per share......................           51.6             44.4
                                               ==========         ========

Unaudited pro forma basic net income per
  share...................................     $     0.17         $   0.66
                                               ==========         ========
Unaudited pro forma diluted net income
  per share...............................     $     0.16         $   0.59
                                               ==========         ========

(a) The amount of outstanding antidilutive common stock options and warrants excluded from the computation of unaudited pro forma diluted net income per share for the nine months ended September 30, 2001 and for the year ended December 31, 2000 was 0.9 million and 0.2 million, respectively.

         The unaudited pro forma basic and diluted net income per share does not purport to be indicative of the Company's basic and diluted earnings per share that would actually have been achieved had the transaction been completed for the periods presented, or that may be obtained in the future.

(c)      Exhibits

      2.1 Stock Purchase Agreement by and among Fisher Scientific International Inc. and the shareholders of Cole-Parmer Instrument Company, Labcor Technical Sales, Inc. and Specialty Motors, Inc. dated as of September 4, 2001. (Previously filed by the registrant in Form 8-K dated November 13, 2001 and incorporated herein by reference.)

     23.1  Consent of Deloitte & Touche LLP

     23.2  Consent of Warady & Davis LLP


Signature

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly cause this report to be signed on its behalf by the undersigned hereto duly authorized.

                               Fisher Scientific International Inc.


                               By: /s/ Todd M. DuChene
                                   -----------------------------------
                               Name:  Todd M. DuChene
                               Title: Vice President, General Counsel
                                      and Secretary

Dated: January 11, 2002

                      FISHER SCIENTIFIC INTERNATIONAL INC.

               INDEX TO FINANCIAL STATEMENTS OF ACQUIRED BUSINESS
                 COLE-PARMER INSTRUMENT COMPANY AND AFFILIATES




INDEPENDENT AUDITORS' REPORT..........................................    F-2
INDEPENDENT AUDITORS' REPORT..........................................    F-3
COMBINED STATEMENT OF INCOME..........................................    F-4
COMBINED BALANCE SHEET................................................    F-5
COMBINED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
  AND PARTNERS' CAPITAL...............................................    F-6
COMBINED STATEMENT OF CASH FLOWS......................................    F-7
NOTES TO FINANCIAL STATEMENTS.........................................    F-8

INDEPENDENT AUDITORS' REPORT


To the Board of Directors of
  Cole-Parmer Instrument Company
Vernon Hills, Illinois

We have audited the accompanying combined balance sheet of Cole-Parmer Instrument Company and affiliates (as defined in Note 1 and hereinafter referred to as the "Company"), all of which are under common ownership and common management, as of March 31, 2001, and the related combined statements of income, stockholders' equity and partner's capital and of cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the combined financial position of the Cole-Palmer Instrument Company and affiliates at March 31, 2001, and the combined results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.



/s/ Deloitte & Touche LLP

October 15, 2001 (November 5, 2001
  as to Note 2)
Pittsburgh, Pennsylvania

INDEPENDENT AUDITORS' REPORT


Board of Directors
Cole-Parmer Instrument Company
Vernon Hills, Illinois

We have audited the accompanying combined balance sheet of Cole-Parmer Instrument Company and affiliates (as defined in Note 1 and hereinafter referred to as the "Company"), all of which are under common ownership and common management, as of March 31, 2000, and the related combined statements of income, stockholders' equity and partner's capital and of cash flows for the years ended March 31, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the combined financial position of the Cole-Palmer Instrument Company and affiliates at March 31, 2000, and the combined results of their operations and their cash flows for the years ended March 31, 2000 and 1999 in conformity with accounting principles generally accepted in the United States of America.



/s/ Warady & Davis LLP

October 3, 2001
Deerfield, Illinois

COLE-PARMER INSTRUMENT COMPANY
AND AFFILIATES

COMBINED STATEMENT OF INCOME (In Thousands)
--------------------------------------------------------------------------------

                                                                               SIX MONTHS ENDED
                                             YEAR ENDED MARCH 31,                SEPTEMBER 30,
                                   -------------------------------------      -------------------
                                     2001         2000            1999          2001        2000
                                   --------     --------        --------      -------     -------
                                                                                   (UNAUDITED)
                                                                              -------------------
Sales                              $176,102     $165,408        $160,238      $86,942     $84,805
Cost of sales                        99,935       93,657          90,369       48,604      47,472
Selling, general and
  administrative expense             55,551       57,892          53,946       29,858      27,595
Write-off of Sci-Tech
  International, Inc.                    --        4,104              --           --          --
                                   --------     --------        --------      -------     -------
Income from operations               20,616        9,755          15,923        8,480       9,738

Other (income) expense, net              33           21              99          344        (142)
                                   --------     --------        --------      -------     -------
Income before income tax
  provision                          20,583        9,734          15,824        8,136       9,880

Income tax provision                    800          509             342          442         301
                                   --------     --------        --------      -------     -------
Net income                         $ 19,783     $  9,225        $ 15,482      $ 7,694     $ 9,579
                                   ========     ========        ========      =======     =======

See notes to combined financial statements.

COLE-PARMER INSTRUMENT COMPANY
AND AFFILIATES

COMBINED BALANCE SHEET (IN THOUSANDS EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

                                                                                         March 31,          September 30,
                                                                              --------------------------    -------------
                                                                                 2001            2000            2001
                                                                              ---------       --------      -------------
                                                                                                             (Unaudited)
                                                                                                            -------------
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                                   $   5,597       $  7,601         $  5,570
  Accounts receivable, net of allowance for doubtful accounts of
    $700, $740 and $599, respectively                                            23,864         21,884           21,464
  Inventories                                                                    18,019         14,046           19,897
  Investments in securities                                                       3,205          2,963               --
  Other current assets                                                            6,262          6,312            7,803
                                                                              ---------       --------         --------

          Total current assets                                                   56,947         52,806           54,734
                                                                              ---------       --------         --------

PROPERTY, PLANT AND EQUIPMENT                                                    23,170         23,627           22,099

GOODWILL, net of accumulated amortization                                        10,156          8,136            9,752

OTHER ASSETS, net of accumulated amortization                                    11,270          9,567            8,906
                                                                              ---------       --------         --------

                                                                              $ 101,543       $ 94,136         $ 95,491
                                                                              =========       ========         ========

LIABILITIES AND STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL

CURRENT LIABILITIES:
  Accounts payable                                                            $  11,072       $ 10,385         $  9,867
  Current maturities of long-term debt                                            1,042            714            1,159
  Accrued and other current liabilities                                           3,993          4,138           15,364
                                                                              ---------       --------         --------

          Total current liabilities                                              16,107         15,237           13,364
                                                                              ---------       --------         --------

LONG-TERM LIABILITIES:
  Long-term debt, less current maturities                                           114            847           11,114
  Other liabilities                                                                 700            477              822
                                                                              ---------       --------         --------

          Total long-term liabilities                                               814          1,324           11,936
                                                                              ---------       --------         --------

MINORITY INTEREST                                                                    58            158               58
                                                                              ---------       --------         --------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL:
  Common stock - Cole-Parmer Instrument Company (no par value;
    800,000 shares authorized, 400,000, 400,000 and 345,400 shares outstanding at March 31, 2001, March 31, 2000 and
    September 30, 2001, respectively)                                         $      40       $     40         $     40
  Common stock - Cole-Parmer Instrument Company (treasury stock;
    at cost; 54,600 shares at September 30, 2001)                                    --             --          (17,527)
  Common stock - Specialty Motors, Inc. (no par value;
    10,000 shares authorized; 2,000 shares issued)                                  600            600              600
  Common stock - Labcor Technical Sales, Inc. (no par value;
    unlimited number of shares authorized; 200 shares outstanding)                   20             20               20
 Class A stock - Labcor Technical Sales, Inc. (no par value;
    unlimited number of shares authorized; no shares outstanding)                    --             --               --
  Capital in excess of par value                                                  1,531          1,531            1,531
  Partner's capital - Vista Properties, L.P.                                      3,075          3,147            3,038
  Accumulated other comprehensive loss                                             (236)          (145)             (44)
  Retained earnings                                                              79,534         72,224           80,475
                                                                              ---------       --------         --------

          Total stockholders' equity and partner's capital                       84,564         77,417           68,133
                                                                              ---------       --------         --------

                                                                              $ 101,543       $ 94,136         $ 95,491
                                                                              =========       ========         ========

See notes to combined financial statements.                          (Concluded)

COLE-PARMER INSTRUMENT COMPANY
AND AFFILIATES

COMBINED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
AND PARTNERS' CAPITAL
(IN THOUSANDS EXCEPT SHARE AMOUNTS)
--------------------------------------------------------------------------------

                                                                                   COMMON STOCK
                                                --------------------------------------------------------------------------------

                                                                        COLE-PARMER
                                                    COLE-PARMER          INSTRUMENT                                  LABCOR
                                                    INSTRUMENT            COMPANY              SPECIALTY           TECHNICAL
                                                 COMPANY (ISSUED)   (TREASURY, AT COST)          MOTORS            SALES, INC.
                                                -----------------   -------------------   ------------------   -----------------
                                                SHARES    DOLLARS    SHARES   DOLLARS      SHARES    DOLLARS    SHARES   DOLLARS
                                                -------   -------   -------   --------    -------    -------   -------   -------

BALANCE, APRIL 1, 1998                          400,000    $   40        --   $     --      2,000     $  600       200   $    20
  Net income                                         --        --        --         --         --         --        --        --
  Other comprehensive income:
    Unrealized gain on investment
      securities                                     --        --        --         --         --         --        --        --
    Foreign currency translation
      adjustments                                    --        --        --         --         --         --        --        --
    Other                                            --        --        --         --         --         --        --        --

    Other comprehensive loss                         --        --        --         --

  Comprehensive income                               --        --        --         --         --         --        --        --

  Dividends paid                                     --        --        --         --         --         --        --        --
Conversion of Notes Payable to
 Stockholders to Capital
 in Excess of Par                                    --        --        --         --         --         --        --        --
                                                -------   -------   -------   --------    -------    -------   -------   -------
BALANCE, MARCH 31, 1999                         400,000        40        --         --      2,000        600       200        20
  Net income                                         --        --        --         --         --         --        --        --
  Other comprehensive income:
    Unrealized gain on investment
      securities                                     --        --        --         --         --         --        --        --
    Foreign currency translation
      adjustments                                    --        --        --         --         --         --        --        --
    Other                                            --        --        --         --         --         --        --        --

    Other comprehensive loss                         --        --        --         --         --         --        --        --

  Comprehensive income                               --        --        --         --         --         --        --        --

  Dividends paid                                     --        --        --         --         --         --        --        --
                                                -------   -------   -------   --------    -------    -------   -------   -------

BALANCE, March 31, 2000                         400,000        40        --         --      2,000        600       200        20
  Net income                                         --        --        --         --         --         --        --        --
  Other comprehensive income:
    Unrealized gain on investment
      securities                                     --        --        --         --         --         --        --        --
    Foreign currency translation
      adjustments                                    --        --        --         --         --         --        --        --

    Other comprehensive loss                         --        --        --         --         --         --        --        --

  Comprehensive income                               --        --        --         --         --         --        --        --

  Dividends paid                                     --        --        --         --         --         --        --        --
                                                -------   -------   -------   --------    -------    -------   -------   -------

BALANCE, MARCH 31, 2001                         400,000        40        --         --      2,000        600       200        20
  Net income (unaudited)                             --        --        --         --         --         --        --        --
  Other comprehensive income:
    Unrealized gain on investment
      securities (unaudited)                         --        --        --         --         --         --        --        --
    Foreign currency translation
      adjustments (unaudited)                        --        --        --         --         --         --        --        --

    Other comprehensive loss
      (unaudited)                                    --        --        --         --         --         --        --        --

  Comprehensive income (unaudited)                   --        --        --         --         --         --        --        --

  Dividends paid (unaudited)                         --        --        --         --         --         --        --        --
  Redemption of common shares for
    cash and certain notes and
    interest receivable                              --        --   (54,600)   (17,527)        --         --        --        --
                                                -------   -------   -------   --------    -------    -------   -------   -------
BALANCE, SEPTEMBER 30, 2001
  (UNAUDITED)                                   400,000   $    40   (54,600)  $(17,527)     2,000    $   600       200   $    20
                                                =======   =======   =======   ========    =======    =======   =======   =======

                                      CLASS A STOCK
                                     ---------------
                                                                                                                          TOTAL
                                         LABCOR                                                                       STOCKHOLDERS'
                                        TECHNICAL    CAPITAL    PARTNER'S     ACCUMULATED                                EQUITY
                                       SALES, INC.      IN    CAPITAL-VISTA      OTHER                                     AND
                                     ---------------  EXCESS   PROPERTIES    COMPREHENSIVE  RETAINED  COMPREHENSIVE     PARTNER'S
                                     SHARES  DOLLARS  OF PAR       L.P.          LOSS       EARNINGS      INCOME         CAPITAL
                                     ------  ------- -------  -------------  -------------  --------  -------------   -------------

BALANCE, APRIL 1, 1998                  --   $  --   $ 1,000     $ 3,424        $   (77)    $ 71,797                     $ 76,804
  Net income                            --      --        --         364             --       15,118      $15,482          15,482
  Other comprehensive income:
    Unrealized gain on investment
      securities                        --      --        --          --             40           --           40              40
    Foreign currency translation
      adjustments                       --      --        --          --            (55)          --          (55)            (55)
    Other                               --      --        --          --              8           --            8               8
                                                                                                          -------
    Other comprehensive loss                                                                                   (7)             --
                                                                                                          -------
  Comprehensive income                  --      --        --          --             --           --      $15,475              --
                                                                                                          =======
  Dividends paid                        --      --        --        (509)            --      (12,000)                     (12,509)
Conversion of Notes Payable to
 Stockholders to Capital
 in Excess of Par                       --      --       531          --             --           --                          531
                                     -----   -----   -------     -------        -------     --------
BALANCE, MARCH 31, 1999                 --      --     1,531       3,279            (84)      74,915                       80,301
  Net income                            --      --        --         416           --          8,809        9,225           9,225
  Other comprehensive income:
    Unrealized loss on investment
      securities                        --      --        --          --            (46)          --          (46)            (46)
    Foreign currency translation
      adjustments                       --      --        --          --            (37)          --          (37)            (37)
    Other                               --      --        --          --             22           --           22              22
                                                                                                          -------
    Other comprehensive loss            --      --        --          --             --           --          (61)             --
                                                                                                          -------
  Comprehensive income                  --      --        --          --             --           --      $ 9,164              --
                                                                                                          =======
  Dividends paid                        --      --        --        (548)            --      (11,500)                     (12,048)
                                     -----   -----   -------     -------        -------     --------                     --------

BALANCE, March 31, 2000                 --      --     1,531       3,147           (145)      72,224                       77,417
  Net income                            --      --        --         473             --       19,310      $19,783          19,783
  Other comprehensive income:
    Unrealized gain on investment
      securities                        --      --        --          --             50           --           50              50
    Foreign currency translation
      adjustments                       --      --        --          --           (141)          --         (141)           (141)
                                                                                                          -------
    Other comprehensive loss            --      --        --          --             --           --          (91)             --
                                                                                                          -------
  Comprehensive income                  --      --        --          --             --           --      $19,692              --
                                                                                                          =======
  Dividends paid                        --      --        --        (545)            --      (12,000)                     (12,545)
                                     -----   -----   -------     -------        -------     --------                     --------

BALANCE, MARCH 31, 2001                 --      --     1,531       3,075           (236)      79,534                       84,564
  Net income (unaudited)                --      --        --         253             --        7,441      $ 7,694           7,694
  Other comprehensive income:
    Unrealized gain on investment
      securities (unaudited)            --      --        --          --            223           --          223             223
    Foreign currency translation
      adjustments (unaudited)           --      --        --          --            (31)          --          (31)            (31)
                                                                                                          -------
    Other comprehensive income
     (unaudited)                        --      --        --          --             --           --          192              --
                                                                                                          -------
  Comprehensive income (unaudited)      --      --        --          --             --           --      $ 7,886              --
                                                                                                          =======
  Dividends paid (unaudited)            --      --        --        (290)            --       (6,500)                      (6,790)
  Redemption of common shares for
    cash and certain notes and
    interest receivable                 --      --        --          --             --           --                      (17,527)
                                     -----   -----   -------     -------        -------     --------                     --------
BALANCE, SEPTEMBER 30, 2001
  (UNAUDITED)                        $  --   $  --   $ 1,531     $ 3,038        $   (44)    $ 80,475                     $ 68,133
                                     =====   =====   =======     =======        =======     ========                     ========



See notes to combined financial statements.

COLE-PARMER INSTRUMENT COMPANY
AND AFFILIATES

COMBINED STATEMENT OF CASH FLOWS (IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                                                          SIX MONTHS ENDED
                                                                      YEAR ENDED MARCH 31,                  SEPTEMBER 30,
                                                               ----------------------------------      ----------------------
                                                                 2001        2000          1999          2001          2000
                                                               --------    --------      --------      --------      --------
                                                                                                             (Unaudited)
                                                                                                       ----------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                   $ 19,783    $  9,225      $ 15,482      $  7,694      $  9,579
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization                                 9,312       8,172         7,432         4,772         4,301
    Write-off of Sci-Tech International, Inc.                        --       4,104            --            --            --
  Changes in operating assets and liabilities:
    Accounts receivable                                          (1,817)       (873)          438         2,549          (780)
    Inventories                                                  (3,815)      1,380           342           221           431
    Other current assets                                         (6,371)     (3,468)       (6,287)       (1,734)       (5,925)
    Accounts payable                                                348       1,419          (327)       (3,205)          662
    Accrued and other current liabilities                            30        (874)          391           345         1,040
    Enhanced tax deposit                                             --         453           538            --            --
    Other                                                           119         154            42           135           185
                                                               --------    --------      --------      --------      --------

     Net cash provided by operating activities                   17,589      19,692        18,051        10,777         9,493
                                                               --------    --------      --------      --------      --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of additional Eutech interest, net of cash
   purchased                                                     (3,219)     (3,367)           --            --            --
  Purchase of common stock of Sci-Tech International, Inc.           --      (4,104)           --            --            --
  Proceeds from sale of investments in securities                 3,356       2,510         1,710         3,189           700
  Purchase of investments in securities                          (3,550)       (460)       (3,419)           --        (3,550)
  Capital expenditures                                           (3,119)     (2,431)       (2,527)         (629)       (1,294)
  Increase in cash value of executive life insurance               (178)       (183)         (188)         (163)         (166)
                                                               --------    --------      --------      --------      --------

     Net cash (used in) provided by investing activities         (6,710)     (8,035)       (4,424)        2,397        (4,310)
                                                               --------    --------      --------      --------      --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Debt (payments) borrowings - net                                 (391)       (397)          180          (354)         (344)
  Redemption of CPIC common stock                                    --          --            --        (5,991)           --
  Payments of distributions                                     (12,545)    (12,048)      (12,510)       (6,790)       (9,016)
                                                               --------    --------      --------      --------      --------

     Cash used in financing activities                          (12,936)    (12,445)      (12,330)      (13,135)       (9,360)
                                                               --------    --------      --------      --------      --------

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
 EQUIVALENTS                                                         53          39           (80)          (66)           30
                                                               --------    --------      --------      --------      --------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS             (2,004)       (749)        1,217           (27)       (4,147)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                    7,601       8,350         7,133         5,597         7,601
                                                               --------    --------      --------      --------      --------

CASH AND CASH EQUIVALENTS, END OF PERIOD                       $  5,597    $  7,601      $  8,350      $  5,570      $  3,454
                                                               ========    ========      ========      ========      ========


See notes to combined financial statements.

COLE-PARMER INSTRUMENT COMPANY
AND AFFILIATES

NOTES TO FINANCIAL STATEMENTS (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
(INFORMATION FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2001 AND 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

1.    BACKGROUND AND PRINCIPLES OF COMBINATION

      Cole-Parmer Instrument Company and affiliates is a worldwide distributor of specialty technical instruments, appliances, equipment and supplies to industrial/bioscience, academic and government customers. Additionally, the Company manufactures peristaltic pumps and related fluid management instrumentation.

      The combined financial statements contain the accounts of Cole-Parmer Instrument Company ("CPIC"), CPIC's majority-owned subsidiaries, Eutech Instruments PTE LTD and Subsidiaries ("Eutech") and Cole-Parmer Instrument Company Limited ("CP-UK"), and three affiliated companies, Speciality Motors, Inc. ("SMI"), Labcor Technical Sales, Inc. ("Labcor") and Vista Properties, L.P. ("Vista").

      Each of these entities is affiliated either through common ownership or control and are collectively hereinafter referred to as the "Company." Intercompany and affiliate accounts and transactions are eliminated.

2.    SUBSEQUENT EVENTS

      On September 4, 2001, the stockholders of the Company executed an agreement (the "Sales Agreement") to sell their ownership interest in each of the entities presented in the combined financial statements except Vista. This transaction closed on November 5, 2001. As required by the Sales Agreement, CPIC distributed to its stockholders cash of $6,142 and its ownership interests in certain executive life insurance policies that, on the date of distribution, had a cash surrender value of $4,858. Additionally, as required by the Sales Agreement, CPIC amended the related party lease for its Vernon Hills facility with Vista.

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      INTERIM FINANCIAL STATEMENTS (UNAUDITED) - The interim financial statements included herein have been prepared by the Company without audit. The financial statements presented herein reflect all adjustments (consisting only of normal-recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results for interim periods are not necessarily indicative of the results to be expected for the full year.

      CASH EQUIVALENTS - Cash and cash equivalents consist primarily of highly liquid investments with insignificant interest rate risk and original maturities of three months or less at the date of acquisition. The Company maintains its cash in bank deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and its cash equivalents.

      INVENTORIES - Inventories are valued at the lower of cost or market, cost being determined principally by the last-in, first-out ("LIFO") method for the majority of the domestic inventory and by the first-in, first-out ("FIFO") method for inventory held by foreign subsidiaries.

      PROPERTY, PLANT AND EQUIPMENT - Property, plant and equipment is recorded at cost and is generally depreciated based upon the following estimated useful lives; buildings and improvements 3 to 40 years, and machinery, equipment and other 3 to 10 years. Depreciation is computed principally using the straight-line and accelerated methods. Depreciation expense was $3,578, $3,048 and $3,090 for the three years in the period ended March 31, 2001, respectively.

      GOODWILL - Goodwill is amortized on a straight-line basis over 10 to 15 years. The amount presented is net of accumulated amortization of $2,286, and $1,596 at March 31, 2001 and 2000, respectively. Amortization expense was $695, $658 and $437 for the three years in the period ended March 31, 2001, respectively.

      OTHER INTANGIBLE ASSETS - Net other intangible assets, included within other assets, consist primarily of patents and non-compete agreements of $612 and $736 at March 31, 2001 and 2000, respectively, are amortized on a straight-line basis over their estimated useful lives, ranging up to 15 years and are stated net of accumulated amortization of $821 and $696 at March 31, 2001 and 2000, respectively. During the three years in the period ended March 31, 2001, the Company recorded amortization expense of $125, $128 and $31.

      IMPAIRMENT OF LONG-LIVED ASSETS - Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present or the anticipated undiscounted operating cash flows generated by those assets are less than the assets' carrying value. An impairment charge is recorded for the difference between the fair value and carrying value of the asset. During the year ended March 31, 2000, CPIC purchased Sci-Tech International, Inc. Subsequent to the purchase, CPIC liquidated the subsidiary and incurred a write-off of $4,104.

      ADVERTISING - The Company expenses advertising costs as incurred, except for certain direct-response advertising, which is capitalized and amortized over its expected period of future benefit. Direct response advertising consists of catalog production and mailing costs that are amortized from the date catalogs are mailed. Advertising expenses, including internal employment costs for marketing personnel and amortization of capitalized direct response advertising, were $15,467, $14,803 and $12,995 for the three years in the period ended March 31, 2001, respectively.

      EUTECH FINANCIAL RESULTS - Prior to April 1, 1999, CPIC owned a 44% interest in Eutech and accordingly accounted for the investment using the equity method. Under the equity method, the investment was carried at cost and adjusted for CPIC's proportionate share of undistributed earnings or losses and amortization of purchased goodwill. On April 1, 1999, CPIC acquired a controlling interest of Eutech and from that date consolidated Eutech's financial results and recorded as minority interest the net assets of Eutech owned by entities outside of the combined group. The financial statements include the effect of the minority interest bearing its share of income and losses by Eutech to the extent of its share of net assets.

      REVENUE RECOGNITION - The Company recognizes revenue from product sales consistent with the related shipping terms, generally at the time products are shipped and title is transferred.

      SELF-INSURANCE - CPIC is self-insured for employee hospitalization up to maximum limits per incident of $75. Losses incurred over this limit are covered by supplemental catastrophic policies up to specified limits with an independent insurer. Accrued insurance costs include estimates of the Company's ultimate costs for both reported claims and claims incurred but not reported.

      STOCK-BASED COMPENSATION - The Company has elected, as permitted by Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," to follow the intrinsic value based method of accounting for stock awards consistent with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and to provide the pro forma disclosures of net income as if the fair value based method had been applied. Under the intrinsic method, compensation cost for stock awards issued to employees under fixed plans is measured by the excess, if any, of the fair value of the Company's stock at the measurement date (generally the date of grant) over the exercise price. The Black-Scholes option-pricing model was used to compute the fair value of each award granted for purposes of the pro forma disclosures required by SFAS No. 123.

      FOREIGN CURRENCY TRANSLATION - Assets and liabilities of the Company's foreign subsidiaries, where the functional currency is the local currency, are translated into U.S. dollars using year-end exchange rates. Revenues and expenses of foreign subsidiaries are translated at the average exchange rates in effect during the year. Adjustments resulting from financial statement translations are included in a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions are reported on the income statement line item "other expense," when recognized.

      FAIR VALUE OF FINANCIAL INSTRUMENTS - The Company's financial instruments consist primarily of cash in banks, investments in securities, receivables, payables and debt. The carrying amounts for cash and cash equivalents, investments in securities, receivables and payables approximate fair value due to the short-term nature of these instruments. The fair value of third-party debt approximates the net carrying value due primarily to the variable interest rate provisions in each of the debt instruments. Management believes it is not practical to estimate the fair value of the notes payable to shareholders due to the related party nature of the instruments.

      USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      INVESTMENTS IN SECURITIES - The Company classifies all its investments, which consist primarily of debt securities, as available-for-sale securities. Available-for-sale securities are recorded at fair value in investments on the balance sheet, with the change in fair value during the period excluded from earnings and recorded as a separate component of comprehensive income. Cost for the related securities is determined by the specific identification method.

      RESEARCH AND DEVELOPMENT - Research and development costs are charged to operations in the year in which such expenses are incurred. Expenses were $3,963, $3,853 and $3,223 for the three years in the period ended March 31, 2001, respectively.

      NEW ACCOUNTING PRONOUNCEMENTS - In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," subsequently amended by SFAS No. 137 and No. 138, which will be effective for the Company beginning April 1, 2001. SFAS No. 133 requires the Company to record all derivatives on the balance sheet at fair value. Changes in derivative fair values will either be recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities and firm commitments or, for forecasted transactions, deferred and recorded as a component of other accumulated comprehensive income until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative's change in fair value will be immediately recognized in earnings. The adoption of SFAS No. 133, as amended, on April 1, 2001 resulted in no transition adjustment.

      In July 2001, FASB issued SFAS No. 141, "Business Combinations." SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. SFAS No. 141 also specifies the types of acquired intangible assets that are required to be included in goodwill. Additional provisions of SFAS No. 141 include the reclassification of certain existing recognized intangibles to goodwill and reclassification of certain intangibles out of previously reported goodwill upon adoption. Management has not completed its evaluation of the impact that implementation of SFAS No. 141 is expected to have on the Company's financial condition or results of operations.

      In July 2001, FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which is effective for fiscal years beginning after December 15, 2001. SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions upon adoption for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill, and the testing for impairment of existing goodwill and other intangibles. Management has not completed its evaluation of the impact that implementation of SFAS No. 142 is expected to have on the Company's financial condition or results of operations.

4.    INVESTMENTS IN SECURITIES

      The following is a summary of investments in debt securities classified as available for sale as of March 31, 2001:

                                            FAIR     AMORTIZED   UNREALIZED
                                            VALUE       COST        GAIN
                                           ------    ---------   ----------

      Maturing in Year Ending March 31
          2002                             $1,565      $1,556       $  9
          2003                              1,640       1,603         37
                                           ------      ------       ----

                                           $3,205      $3,159       $ 46
                                           ======      ======       ====

      The following is a summary of investments in debt securities classified as available for sale as of March 31, 2000:

                                            FAIR     AMORTIZED   UNREALIZED
                                            VALUE       COST        LOSS
                                           ------    ---------   ----------

      Maturing in Year Ending March 31
          2001                             $2,008      $2,008       $ --
          2002                                955         959         (4)
                                           ------      ------       ----

                                           $2,963      $2,967       $ (4)
                                           ======      ======       ====


      During the six months ended September 30, 2001, the Company liquidated its investment portfolio. Proceeds from the sale of the investments were $3,189.

5.    INVENTORIES

      The following is a summary of inventories by major category:

                                 MARCH 31,             SEPTEMBER 30,
                           ---------------------       -------------
                             2001          2000            2001
                           -------       -------       -------------

      Raw materials        $ 5,147       $ 3,454          $ 5,314
      Work in process          622           637              618
      Finished products     12,250         9,955           13,965
                           -------       -------          -------

         Total             $18,019       $14,046          $19,897
                           =======       =======          =======

      Inventories valued using the LIFO method amounted to $15,448 and $11,437 at March 31, 2001 and 2000, respectively, which were below estimated replacement cost by approximately $12,700 and $12,311 as of March 31, 2001 and 2000, respectively.

6.    OTHER CURRENT ASSETS

      The following is a summary of other current assets:


                                                      MARCH 31,
                                               ---------------------
                                                2001          2000
                                               -------       -------

      Deferred catalog costs - current         $ 5,023       $ 4,900
      Other                                      1,239         1,412
                                               -------       -------

                                               $ 6,262       $ 6,312
                                               =======       =======


7.    PROPERTY, PLANT AND EQUIPMENT

      The following is a summary of property, plant and equipment by major class of asset:


                                                      MARCH 31,
                                               ---------------------
                                                2001          2000
                                               -------       -------

      Land, buildings and improvements         $19,477       $19,048
      Machinery, equipment and other            28,818        26,598
                                               -------       -------

                                                48,295       45,646
      Accumulated depreciation and
        amortization                           (25,125)      (22,019)
                                               -------       -------

      Property, plant and equipment, net       $23,170       $23,627
                                               =======       =======

8.    OTHER ASSETS

      The following is a summary of other assets, net:

                                                      MARCH 31,
                                               ---------------------
                                                2001          2000
                                               -------       -------
      Cash value of executive life insurance   $ 4,729       $ 4,551
      Other, net                                 6,541         5,016
                                               -------       -------
                                               $11,270       $ 9,567
                                               =======       =======

9.    ACCRUED AND OTHER CURRENT LIABILITIES

      The following is a summary of accrued and other current liabilities:

                                                       MARCH 31,
                                               ---------------------
                                                2001          2000
                                               -------       -------
      Wages and benefits                       $ 2,722       $ 2,611
      Income taxes                                 803           511
      Other                                        468         1,016
                                               -------       -------
                                               $ 3,993       $ 4,138
                                               =======       =======


10.   COMMITMENTS AND CONTINGENCIES

      There are various lawsuits and claims pending against the Company involving contract, product liability and other issues. In view of the Company's financial condition and the accruals established for related matters, based on management's knowledge to date, management does not believe that the ultimate liability, if any, related to these matters will have a material adverse effect on the Company's financial condition, results of operations or cash flows.

11.   INCOME TAXES AND ENHANCED TAX DEPOSIT

      In accordance with an election effective April 1, 1982, under the provisions of Subchapter S of the Internal Revenue Code, the stockholders report S corporation income on their individual income tax returns. Accordingly, no provision or liability for federal income taxes is shown in the financial statements. However, the Company is liable for the Illinois Replacement Tax, Singapore Enterprise Tax and other foreign income taxes. For states which do not recognize CPIC's S Corporation election and for all foreign entities, the Company utilizes the provisions of SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

      Under the Tax Reform Act of 1986, S corporations who elected to maintain a fiscal year other than December 31 are required to make an enhanced tax deposit for the deferral period (April 1 to December 31). The enhanced tax deposit will be adjusted annually based on the prior year's taxable income.

      Current income taxes payable are included in the accompanying combined balance sheet within accrued and other current liabilities:

                                                     MARCH 31,
                                               ---------------------
                                                2001          2000
                                               -------       -------
        Current liabilities:
          Illinois replacement tax             $   363       $   221
          Singapore enterprise tax                 368           245
          Other taxes, primarily Canadian           72            45
                                               -------       -------
                                               $   803       $   511
                                               =======       =======

        Deferred tax liabilities:
          Singapore enterprise tax             $   207       $   214
          Other taxes, primarily Canadian           94            38
                                               -------       -------
                                               $   301       $   252
                                               =======       =======

      Temporary differences giving rise to the deferred tax liability on Eutech primarily relate to differences between financial and Singapore tax reporting for development costs and depreciation.

      Income tax expense consists of:

                                            YEAR ENDED MARCH 31,
                                          -----------------------
                                          2001     2000      1999
                                          ----     ----      ----
      Illinois replacement tax            $320     $149      $208
      Singapore enterprise tax             353      283        --
      Other taxes, primarily Canadian      127       77       134
                                          ----     ----      ----
                                          $800     $509      $342
                                          ====     ====      ====


12.   DEBT

      The following is a summary of debt obligations:

                                                    MARCH 31,      SEPTEMBER 30,
                                              ------------------   ------------
                                               2001       2000         2001
                                              ------     -------   ------------
      Note payable - Bel-Art Products,
       payable in five annual principal
       installments of $50 plus interest
       at LIBOR (4.71% at March 31, 2001)
       (CPIC)                                  $   50     $   100    $     --
      Note payable - bank, payable in
       monthly principal installments
       of $10 plus interest at 30 Day
       LIBOR (5.08% at March 31, 2001
       plus 1%) (SMI)                             210         330         150
      Line of credit - bank (SMI)                 360         330         220
      Line of credit - bank (Eutech)               --         175          --
      Note payable - shareholders (SMI)           500         500         500
      Notes payable - shareholders,
       payable in monthly installments
       of principal and interest of $97
       including interest at 7.93% (Vista)         --          --      11,383
      Capital leases                               36         126          20
      Current maturities                       (1,042)       (714)     (1,159)
                                               ------      ------     -------
      Long-term debt                           $  114      $  847     $11,114
                                               ======      ======     =======

      The Company has an unsecured $10,000 line of credit that expires July 31, 2002. The line of credit agreement includes certain restrictive financial covenants. Interest is charged at the Company's option using the following rates: Prime (8% at March 31, 2001), daily LIBOR rate (4.88% to 5.08% at March 31, 2001, depending on the term) plus .75%, or cost of funds rate as defined in the agreement (5.28% at March 31, 2001) plus .80%. There were no borrowings outstanding under this line of credit as of March 31, 2001 and September 30, 2001.

      Eutech has a $1,108 line of credit, based upon exchange rates at March 31, 2001, which matures February 12, 2002 and is guaranteed by CPIC. Interest is charged at the bank's cost of funds (1.5% at March 31, 2001) plus 1.25% for direct borrowings and 0.125% on the unused portion of the facility. There were no borrowings outstanding under this line of credit as of September 30, 2001.

      SMI has a $500 revolving line of credit and a $500 term note, which are collateralized by the assets of SMI. The revolving line of credit, matures on March 31, 2002. Interest on the revolving line of credit is due monthly at the Company's option using the following rates: Prime (8.0% at March 31, 2001), or cost of funds rate as defined in the agreement (5.28% at March 31, 2001) plus 1%. The term note matures on October 1, 2002.

      On August 29, 1998, CPIC executed a put agreement with SMI and a bank which effectively obligates CPIC as a guarantor of SMI's bank loan.

      SMI has two notes payable to certain shareholders of CPIC, who are also shareholders in SMI. Each note is for $250 and is payable upon demand. Interest on the notes is payable annually on or before October 31 of each year and is calculated based upon the Federal short-term rate under
      Section 1274(d) of the Internal Revenue Code calculated as of each November 1 and May 1 and adjusted upward to the nearest one-half percentage point.

      On April 18, 2001, CPIC redeemed 54,600 common shares for $17,527. The purchase price, which approximated fair value at the date of the transaction, consisted of the non-cash transfer of the note receivable from Vista held by CPIC in the amount of $11,536 and cash of $5,991. The note payable by Vista is payable monthly through July 2005, at which time the outstanding principal balance is due. The note is secured by a mortgage on Vista's real estate and improvements which constitute the CPIC's primary distribution facility.

      Debt maturities are as follows:

                                                Year Ending
                                          -----------------------
                                          March 31,  September 30,
                                          --------   ------------
                       2002                $ 1,042     $ 1,159
                       2003                    114         259
                       2004                     --         320
                       2005                     --      10,535

13.   RESTRICTED STOCK - STOCK OPTIONS

      In accordance with an amended employment agreement with a director of Eutech, the Company granted and the director concurrently exercised options for 150,000 redeemable preference shares of Eutech for $85 on March 12, 2001. The stock is restricted, is not convertible into ordinary shares and contains no voting rights. The stock plan is deemed to be compensatory with a term expiring on March 31, 2006. At the option of Eutech or the director, as defined, 20,000 shares are redeemable each year within 15 days after the issuance of the audited financial statements, beginning March 31, 2002. The remaining 50,000 shares are redeemable as mutually agreed upon in writing and may occur at a date not earlier than March 31, 2006. The redemption price of the shares is derived from a formula based upon 125% of the net worth per share of Eutech, not to exceed approximately $2,912. The fair value of the redeemable preference shares as of March 31, 2001 has been determined to be approximately $399. Compensation costs charged to operations were $87, $78 and $44 for the three years in the period ended March 31, 2001, respectively.

      No other stock options were granted, exercised, forfeited or are outstanding as of March 31, 2001 or September 30, 2001.

14.   STOCK PURCHASE PLAN

      On January 26, 2001, a European subsidiary of Eutech ("Eutech Europe") executed a shareholder agreement with Eutech and the minority shareholder that among other things stipulates the terms for purchase or redemption of the minority's shares. On March 31, 2006 and thereafter, the parties have options, as defined, to begin the purchase or redemption of a limited number of shares each year that will effectively purchase the minority interest over a period of approximately five to ten years.


15.   PROFIT SHARING PLAN

      The Company maintains a profit sharing plan covering substantially all domestic employees after a specified period of service. It includes a salary deferral option, which qualifies under Section 401(k) of the Internal Revenue Code. Participants can defer up to 4% of their salary upon which the Company will match $.50 to every $1.00 deferred. Participants can defer an additional 8% of salary, which is not matched by the Company. Additionally, the Company may make, at the Company's discretion, profit sharing contributions. All salary deferral matching contributions made by the Company are immediately vested while profit sharing contributions vest over a seven year period. Profit sharing expense totaled $1,856, $1,881 and $1,815 during the three years in the period ended March 31, 2001, respectively.

16.   LEASES

      The Company leases certain office facilities and equipment under operating lease arrangements. Future minimum payments for noncancelable operating leases are approximately $728, $726, $464, $117 and $63 for the five years in the period ended March 31, 2006. Rent expense under the operating leases was $774, $736 and $508 for the three years in the period ended March 31, 2001.

                                   * * * * * *